EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

January 26, 2005

For more information contact:

Richard L. Browdy, President

Albert J. Finch, Chairman of the Board

(954) 776-2332

(954) 776-2332

OptimumBank Holdings Announces Record Year End Results

Fort Lauderdale, FL. (January 26, 2005). OptimumBank Holdings, Inc. (NASDAQ: OPHC) reported record net income of $1,569,448 or $.60 per share for the year ended December 31, 2004, a 61% increase over net income of $974,029 or $.37 per share reported for the prior year ended December 31, 2003. Net income for the fourth quarter ended December 31, 2004 was $378,208 or $.14 per share compared to $359,652 or $.14 per share reported for the same quarter last year. Chairman of the Board, Albert Finch noted, “We are very pleased with our earnings growth and record operating results for the year. With a strong capital base and solid earnings we have set the foundation for continued expansion.”

Completing its fourth full year of operation since opening in November 2000, the company has grown to $164.6 million in assets as of December 31, 2004 compared to $135.2 million in assets at December 31, 2003, a $29.4 million increase. The company’s net loan portfolio also increased to a total of $129.3 million at December 31, 2004 compared to $112.7 million at December 31, 2003. Mr. Finch also mentioned that, “Our Company continues to maintain a high quality loan portfolio.”

President Richard Browdy noted, “The Company completed three significant objectives during 2004 with the opening of a third branch banking office in Deerfield Beach in January 2004, the reorganization of OptimumBank into a bank holding company in May 2004, and the raising of $5.0 million in capital through the issuance of pooled trust preferred securities in September 2004. The completion of these objectives provides the capital and the structure for our continued expansion.”

The Bank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade, and Palm Beach Counties. The Bank also offers state-of-the-art internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281